PACE HEALTH MANAGEMENT SYSTEMS
666 Walnut Street, Suite 2116
Des Moines, IA 50309
(515)244-5746/(515)244-2346 Fax

August 21, 2006

Mr. Thomas W. Fry
45 Hunter Lane
Ridgefield, Connecticut 06877

Dear Mr. Fry:

I am pleased to offer you the position of Senior Vice President and Chief Financial Officer of Pace Health Management Systems, Inc. (the "Company"), whereby you will report directly to the Chief Executive Officer of the Company. Your base of operations will be located in La Plata, Maryland.

If you accept our offer, your commencement date will be September ~~15~~ 26, 2006 ("Commencement Date"). Initially, the Company shall pay you an annual salary in the amount of $175,000, less applicable legal deductions, and payable in accordance with the regular payroll practices of the Company. Thereafter, annual performance and compensation reviews will take place upon the anniversary of your employment. It is also understood that you will develop a transition plan with your current employer and we will pay you on the days you work with the company until fully transitioned.

Your employment will be on a full-time business basis whereby we expect you to devote 5 days per week of your productive business time and your best professional efforts to the performance of your duties and responsibilities for the successful operation of the business of the Company and to abide by all Company policies and procedures as in effect from time to time. As Chief Financial Officer, your responsibilities will include all activities in support of the Chief Executive Officer. You will also be working with the Company's consultants in the area of Accounting, all regulatory filings for a public corporation, and work operationally that encompasses budget, monthly financial statements, monthly Board of Directors reporting, other duties and responsibilities as may be assigned to you from time to time by the Chief Executive Officer. It is understood that all employees may be subject to promotion, transfer, or reassignment from time to time as the Company determines.

You will be recommended to participate in the Company's Stock Option Plan at an amount equal to 90,000 shares. The Company may grant to you from time to time options to purchase shares of the Company's common stock at a stated exercise

price per share which will vest over a period of four (4) years, with the first 25% of such options to vest on the one year anniversary of your hire date. Your participation in the Stock Option Plan and level of award is subject to approval by the Company's Board of Directors. Additionally, you will be considered for participation in the Company's bonus compensation plan, as is in effect from time to time, with a target of twenty (20) percent of your annual base salary. The actual amount of the bonus award shall be determined by the Company's Board of Directors, after consultation with you, and will be based upon the Board's deduction and assessment of your performance, and that of the Company, against goals established annually by the Chief Executive Officer and the Compensation Committee. Any bonus or incentive compensation paid to you shall be in addition to your annual base salary and will be subject to any applicable legal deductions in accordance with regular practices at the Company.

You shall be entitled to such 401(k) plan and other retirement plan participation as are made available to the Company's personnel generally, as in effect by the Company from time to time, as well as three weeks paid vacation. In addition, you will be reimbursed for approved business travel expenses along with any other approved business expenses according to Company policy. It is understood that you will not receive medical/dental benefits and in lieu of those benefits your travel expense to travel from Ridgefield, CT to LaPlata, MD will be paid by the company.

This letter is not meant to constitute a contract of employment for a specific term. Employment with the Company is at-will, which means that both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause. We do ask that you give forty five (45) days' written notice if you decide to resign. The Company will give you one hundred eighty (180) days notice, or pay in lieu of notice, if it initiates termination.

Further, your employment with the Company shall be contingent upon your execution of, and the Company's receipt of the Non-Competition, Non-Solicitation and Confidentiality Agreement, substantially in the form attached hereto as Exhibit A.

The Immigration Reform and Control Act require employers to verify the employment eligibility and identity of new employees. Enclosed is a copy of the form I-9 which you will be required to complete. Please bring the appropriate documents listed on this form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

In accepting this offer, you give us assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set for expressly in this letter.

Formalities aside, I am personally delighted that you are joining us and look forward to your contributions. Please accept my congratulations on this major milestone achievement.

CONMED, INC.

By: _______________
Name: JOHN PAPPAJOHN
Title: Acting CEO

ACCEPTED AND AGREED:

____
Thomas W. Fry

Dated: 9/7/, 2006